Exhibit 99.1
News
For Immediate Release
NYSE: BWS
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093

Brown Shoe Reports Second Quarter Financial Results:
Sales Increase 20%; Earnings Per Share Are $0.22

ST. LOUIS, MO, August 23, 2005 - Brown Shoe Company, Inc. (NYSE: BWS) reported that consolidated net sales for the second quarter of 2005 rose 20.2 percent to $551,480,000, compared to $458,657,000 in last year's second quarter. Net earnings were $4,083,000, or $0.22 per diluted share for the second fiscal quarter ended July 30, 2005, and included after-tax charges of $1,798,000, or $0.09 per share, related to the Company’s previously announced initiative to further strengthen its flagship Naturalizer brand by closing underperforming stores and streamlining certain wholesale functions.
Excluding this item, adjusted net earnings per share for the second quarter 2005 were $0.31 per share. Net earnings also were negatively affected by $1,272,000, or $0.07 per diluted share, from the impact of lower margins on the sales of inventory that had been written-up to fair market value in the Bennett acquisition, as required by purchase accounting rules.
In the year-ago quarter, net income was $7,668,000, or $0.40 per diluted share, which included after-tax costs of $945,000, or $0.05 per diluted share, to transition the licensed Bass business to Brown Shoe.
“Brown Shoe recorded solid progress during the first half of the year, and results for the second quarter were in-line with guidance,” said Brown Shoe Chairman and CEO Ron Fromm. “We acquired Bennett Footwear, rolled-out a plan to strengthen Naturalizer, and added industry-leading talent. Further, as a result of the brand- and business-building initiatives we put in place late last year, we are seeing a rebound in our Wholesale segment. More importantly, we move forward with a portfolio of brands and a Famous Footwear chain that are positioned for growth. And, we continue to believe that our acquisition of Bennett, combined with the decision to close underperforming Naturalizer stores, should add $0.45 per diluted share to our earnings on an annualized basis beginning in 2006.”

Brown Shoe Reports Second Quarter Earnings

Brown Shoe’s inventories at quarter-end were under plan at $494 million, up from $453 million last year due to the addition of Bennett and additional stores at Famous Footwear. The Company’s debt-to-capital ratio at the end of the quarter was 41.2 percent. This compares to 25.8 percent at the end of the year-ago quarter, prior to the debt incurred in connection with Brown Shoe’s acquisition of Bennett Footwear.

Second Quarter Retail Results
Total sales at Famous Footwear, the Company's 933-store family footwear chain, were up 6.1% to $286,245,000 for the quarter, versus $269,812,000 for the same 13-week period last year. Same-store sales for the period were up 2.2 percent. Operating earnings for the chain declined to $9,296,000 due to lower margins, from $12,391,000 for the year-ago period. While the return of warm weather helped spur a much stronger sandal business than previously anticipated, it also served to dampen demand for closed-toe footwear and athletics. As a result, the chain took markdowns to ensure its inventory would be well positioned for the back-to-school season.
The Company’s Specialty Retail division, which is comprised of 369 stores in the U.S. and Canada - under the Naturalizer, F.X. LaSalle, and Via Spiga names - and on-line retailer Shoes.com, posted sales of $57,856,000 for the quarter versus $51,959,000 for the year-ago quarter. The division had an operating loss of $5,470,000, compared to an operating loss of $2,427,000 in the year-ago quarter. The operating loss this year reflects pre-tax costs of $2,349,000 to close underperforming Naturalizer stores and consolidate Canadian operations, as well as lower margins and a loss at the Via Spiga stores.
In June, the Company announced a series of initiatives to strengthen its flagship Naturalizer brand, including closing 80 underperforming stores. The majority of charges related to store closings are now expected to occur in the 3rd and 4th quarters of fiscal 2005, but the total charge is still expected to be as originally projected: $0.45 to $0.55 per diluted share. When completed, the Company believes these moves will add approximately $0.15 per diluted share to annual earnings.
During the quarter, Famous Footwear opened 15 stores and closed nine stores; Naturalizer opened four new stores and closed nine (six in the U.S. and three in Canada).

Brown Shoe Reports Second Quarter Earnings

Second Quarter Wholesale Results
Wholesale sales were $207,379,000, compared to $136,886,000 for the year-ago quarter; this is up $70,493,000, or 51.5 percent, which includes $44,105,000 from the newly acquired Bennett business. Operating earnings for the Wholesale businesses were up 81.4 percent to $16,260,000, compared to $8,963,000 for the prior-year quarter, as the Wholesale business improved following last year’s difficulties. Wholesale operating earnings include a $2,024,000 pre-tax dilution, or $0.07 per share, from lower margin rates on the acquired Bennett inventory, which was adjusted to fair market value as of the acquisition date, resulting in lower-than-normal margins as the inventory sold through in the second quarter.
Sales of LifeStride, Bass, Carlos, Dr. Scholl’s, children’s product and women’s private label footwear were up versus the year-ago quarter. Sales for the Bennett business, which includes the Via Spiga, Franco Sarto, Etienne Aigner and Nickels Soft brands, were on-plan. Wholesale sales of Naturalizer were down versus the year-ago quarter, as the Company adjusted its operating model, which is now built around sell-throughs at retail versus initial sell-ins.
At the end of the quarter, unshipped wholesale orders for shipments in fiscal 2005 were up 6 percent versus the same period last year, excluding orders associated with the Bennett brands.

First Half Results
For the first half of fiscal 2005, sales increased 13.1 percent to $1,074,763,000 compared with $950,489,000 last year. Net earnings for the first six months were $7,862,000 or $0.42 per diluted share, compared to $16,194,000, or $0.85 per diluted share, the year before.
First half fiscal 2005 net earnings reflect the following charges: (i) a $9,564,000 tax provision, or $0.51 per share, related to the repatriation of $60,463,000 of foreign earnings under the American Jobs Creation Act of 2004; (ii) an after-tax cost of $635,000, or $0.03 per diluted share, for a bridge loan fee incurred in connection with financing the acquisition of Bennett Footwear (completed April 22, 2005); and (iii) an after-tax cost of $1,798,000 or $0.09 per share to close underperforming Naturalizer stores and streamline certain wholesale functions. In the year-ago period, results reflected costs of $3,024,000 after-tax, or $0.16 per diluted share, for the assimilation and transition of the Bass footwear license, which Brown Shoe acquired February 2, 2004.

Brown Shoe Reports Second Quarter Earnings

Famous Footwear reported first half sales of $574,980,000 and operating earnings of $25,810,000, compared to sales of $541,936,000 and operating earnings of $24,709,000 for the period last year. The Specialty Retail segment reported sales of $111,115,000 and an operating loss of $8,979,000, compared to sales of $100,123,000 and operating loss of $4,897,000 for the period last year. The Wholesale segment reported sales of $388,668,000 and operating earnings of $33,765,000, compared to sales of $308,430,000 and operating earnings of $21,769,000 last year.
The Bennett acquisition has generated pre-tax operating earnings of $1,760,000 on a year-to-date basis, which includes $2,327,000 of lower-than-normal gross margins from the selling of inventory that was written-up to fair market value. After inclusion of all interest costs incurred to finance the acquisition, the after-tax net earnings impact was a loss of $1,850,000, or $0.10 per diluted share. We continue to expect that the acquisition will be accretive by $0.15 to $0.20 per diluted share for the full year fiscal 2005.

Forward-Looking Guidance:
“Looking ahead, we remain encouraged by the momentum generated in our core Wholesale and new Bennett businesses, and expect this to continue into the third and fourth quarters,” Fromm said. “At Retail, with the late start for the back-to-school period, our Famous Footwear division has experienced slower sales than we projected for these first three weeks in August. That said, we believe consumers are buying closer to need, and a significant portion of the back-to-school business will extend throughout September.”
Regarding guidance for the third quarter, the Company estimates earnings of $0.80 to $0.95 per diluted share. The high-end of this range is predicated on continued strength in the Wholesale businesses and a same-store sales increase of 2 to 3 percent at Famous Footwear; the low-end would reflect a same-store sales decrease of about 1 percent. This range reflects an estimated cost of $0.20 per diluted share for lease buyouts, severance and inventory markdowns in connection with the Company’s plan to close underperforming Naturalizer stores. Excluding this cost, the estimated diluted adjusted earnings per share are anticipated to be in the range of $1.00 to $1.15, versus earnings per share of $1.00 for the year-ago third quarter.
The Company continues to estimate fiscal 2005 diluted earnings per share in the range of to $1.75 to $2.00 per share for fiscal 2005. This guidance is predicated on an assumed same-store sales increase of 1 percent to 2 percent for Famous Footwear over the full year and continuing strength at Wholesale. Fiscal 2005 net sales are estimated at $2.3 billion, versus fiscal 2004 net sales of $1.9 billion.

Brown Shoe Reports Second Quarter Earnings

“In summary, we remain committed to building a portfolio of premier brands with high consumer preference at retail, utilizing our great talent, and delivering superior execution. We believe this strategy will position us to continue to gain market share in the footwear industry,” said Fromm.

Second Quarter Conference Call
Brown Shoe will hold a conference call to discuss second quarter results today at 9:00 a.m. Eastern Time (Tuesday, August 23). While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast at www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast) or go to http://www.earnings.com/company.asp?ticker=BWS&coid=101899&client=cb

Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP), and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings per diluted share excluding certain charges and information regarding components of its reportable operating segments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that are not indicative of the Company’s core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements and expectations regarding the Company’s future performance and the future performance of its Naturalizer brand. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer’s preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition within the footwear industry; (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (v) the integration of the Bennett business; and (vi) the Company’s ability to successfully implement its plan to strengthen the Naturalizer brand. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $2.3 billion footwear company with worldwide operations. The Company operates the 900+ store Famous Footwear chain, which sells brand name shoes for the family. It also operates 350+ Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories, 16 FX LaSalle stores in Canada, and 8 Via Spiga stores that sell Via Spiga shoes and apparel. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner, Bass and Carlos by Carlos Santana for adults, and Barbie, Bob-the-Builder and Disney character footwear for children. Brown Shoe press releases are available on the Company's web site at http://www.brownshoe.com.

Brown Shoe Reports Second Quarter Earnings

 BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Thousands)
	July 30, 2005	AS RESTATED July 31, 2004
ASSETS

Cash and Cash Equivalents	$37,037	$71,478
Receivables, Net	124,650	83,938
Inventories, Net	493,745	453,016
Other Current Assets	22,260	19,491
Total Current Assets	677,692	627,923

Property and Equipment - Net	115,917	107,216
Other Assets	276,921	109,034
	$1,070,530	$844,173

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Maturities of Long-Term Debt	$79,000	$27,500
Trade Accounts Payable	195,974	192,243
Accrued Expenses	119,776	95,313
Income Taxes	7,038	7,377
Total Current Liabilities	401,788	322,433

Long-Term Debt and Capitalized Leases	200,000	100,000
Other Liabilities	70,021	55,102
Shareholders’ Equity	398,721	366,638
	$1,070,530	$844,173
See Notes to Condensed Consolidated Financial Statements.

Brown Shoe Reports Second Quarter Earnings

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Thousands, except per share data)
	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 30, 2005	AS RESTATED July 31, 2004	July 30, 2005	AS RESTATED July 31, 2004

Net Sales	$551,480	$458,657	$1,074,763	$950,489
Cost of Goods Sold	335,834	269,411	648,511	561,879

Gross Profit	215,646	189,246	426,252	388,610
- % of Sales	39.1%	41.3%	39.7%	40.9%

Selling & Administrative Expenses	204,872	176,208	392,410	360,722
- % of Sales	37.1%	38.4%	36.5%	38.0%

Operating Earnings	10,774	13,038	33,842	27,888

Interest Expense, Net	(4,973)	(1,971)	(7,923)	(4,324)

Earnings Before Income Taxes	5,801	11,067	25,919	23,564

Income Tax Provision	(1,718)	(3,399)	(18,057)	(7,370)

NET EARNINGS	$4,083	$7,668	$7,862	$16,194

Basic Net Earnings per Common Share	$0.23	$0.43	$0.43	$0.91

Diluted Net Earnings per Common Share	$0.22	$0.40	$0.42	$0.85

Basic Number of Shares	18,146	17,921	18,110	17,881

Diluted Number of Shares	18,934	18,987	18,851	18,953

See Notes to Condensed Consolidated Financial Statements.

Brown Shoe Reports Second Quarter Earnings

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(Unaudited)
(Thousands)
	Twenty-six Weeks Ended
	July 30, 2005	AS RESTATED July 31, 2004

OPERATING ACTIVITIES:
Net earnings	$7,862	$16,194
Adjustments to reconcile net earnings to
net cash provided (used) by operating activities:
Depreciation and amortization	18,343	14,507
Share based compensation expense	1,155	711
Loss on disposal or impairment of facilities and equipment	1,197	1,003
Provision for (recoveries from) doubtful accounts	105	(344)
Changes in operating assets and liabilities:
Receivables	(6,571)	(1,664)
Inventories	(42,878)	(76,806)
Prepaid expenses and other current assets	(4,726)	(5,137)
Trade payables and accrued expenses	64,831	74,935
Income taxes	(399)	4,417
Deferred rent	(136)	2,822
Deferred income taxes	6,582	(196)
Other, net	3,819	(1,270)

Net cash provided by operating activities	49,184	29,172

INVESTING ACTIVITIES:
Acquisition cost, net of cash received	(206,633)	-
Capital expenditures	(16,449)	(19,118)
Other	531	153

Net cash used by investing activities	(222,551)	(18,965)

FINANCING ACTIVITIES:
Increase (decrease) in current maturities of long-term debt	(13,000)	8,000
Proceeds from issuance of senior notes	150,000	-
Debt issuance costs	(4,733)	(1,071)
Proceeds from stock options exercised	1,900	1,605
Tax benefit related to share-based plans	455	709
Dividends paid	(3,666)	(3,629)

Net cash provided by financing activities	130,956	5,614

Increase (decrease) in cash and cash equivalents	(42,411)	15,821

Cash and cash equivalents at beginning of period	79,448	55,657

Cash and cash equivalents at end of period	$37,037	$71,478

See Notes to Condensed Consolidated Financial Statements.

Brown Shoe Reports Second Quarter Earnings

Notes to Condensed Consolidated Financial Statements

Note 1: Reclassifications
Certain prior period amounts have been reclassified in the Condensed Consolidated Balance Sheets, Statements of Earnings and Cash Flows to conform to current period presentation. These reclassifications did not affect net earnings.

Note 2: Restatement of Consolidated Financial Statements
In conjunction with the issuance of our consolidated financial statements for the year ended January 29, 2005 (fiscal 2004), the Company restated its results for the first three quarters of fiscal 2004 and prior years to correct its method of accounting for certain lease issues. Accordingly, the financial statements for the second quarter of 2004 have been restated. For more information on the restatement, please refer to Note 2 of the Company’s Annual Report on Form 10-K for the year ended January 29, 2005.

The adjustment to net earnings is a noncash item. As a result of the restatement, the Company’s earnings before income taxes were reduced by $240,000 and $307,000, and the Company’s net earnings were reduced by $146,000 and $187,000, respectively, for the thirteen and twenty-six weeks ended July 31, 2004. The restatement had the effect of reducing basic and diluted net earnings per share by $0.01 for both the thirteen weeks and twenty-six weeks ended July 31, 2004.